Exhibit 99.2

NNB HOLDINGS, INC.

SPECIAL MEETING OF SHAREHOLDERS

                  , 2006

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

PROXY

The undersigned hereby appoints William Miles and Leslie Flocchini, and each of them (with full power to act alone) as Proxies, with full power of substitution and hereby authorized them to represent and vote, as designated below, all the shares of common stock of NNB Holdings, Inc. held of record by the undersigned at the Special Meeting of the Shareholders of NNB Holdings, Inc. to be held on                      ,                  , 2006, at 5:30 p.m. local time, or any adjournments thereof.

1.             Proposal to merge NNB Holdings, Inc. (“NNB Holdings”) with and into The Bank Holdings (“Bank Holdings”) under the terms of the Agreement to Merger and Plan to Reorganize, dated May 17, 2006, among Bank Holdings, Nevada Security Bank, NNB Holdings and Northern Nevada Bank (“NN Bank”).

FOR	AGAINST	ABSTAIN

2.             Proposal to approve the right of each of Robert Hemsath, Ty Nebe and Margaret Tarpey to receive and retain all  payments proposed to be made to them by NNB Holdings and/or NN Bank, (i) pursuant to the terms of their respective Employment Agreements, each dated October 1, 2005; (ii)  pursuant to the terms of their respective Salary Continuation Agreements, each date as of October 1, 2005; and (iii)  in connection with the acceleration and cancellation of stock options under the NNB Holdings Employee Stock Option Plan, such payments to be made in connection with the change in control of NNB Holdings and/or NNB Bank.

FOR	AGAINST	ABSTAIN

3.             OTHER MATTERS. If necessary, to consider and act upon such other business as may properly come before the meting or any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner herein indicated by the undersigned stockholder, but if no direction is made, this Proxy will be voted FOR the proposals described in Paragraphs 1 and 2 above.

Dated:                                       , 2006

Signature	Signature if held jointly

[AFFIX LABEL]

Please sign exactly as your name appears on your stock certificate(s) (which should be the same as appears above and on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign